EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2013 RESULTS

Management Updates Fiscal 2013 Earnings Guidance

Secaucus, New Jersey – August 22, 2013 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended August 3, 2013.

“We delivered a solid second quarter and are raising our 2013 forecast to reflect these strong earnings results,” commented Jane Elfers, President and Chief Executive Officer. “With the state tax-free promotional events behind us, we are encouraged by the solid start to the back-to-school season.”

Second Quarter 2013 Results

Net sales increased 6.0% to $382.4 million, compared to $360.8 million in the second quarter of the prior year. Comparable retail sales declined 0.4%.

Net loss was $(23.6) million, or $(1.05) per share, in the second quarter of 2013, compared to $(17.9) million, or $(0.74) per share, the previous year. Adjusted net loss was $(9.4) million, or $(0.42) per share, compared to $(15.0) million, or $(0.62) per share the previous year.

Gross profit increased 10.0% to $126.2 million, and increased 120 basis points to 33.0% of sales.

Selling, general and administrative expenses increased 3.1% to $124.4 million. Adjusted SG&A increased 2.7% to $122.7 million, and leveraged 100 basis points to 32.1% of sales.

Operating loss was $(35.6) million, compared to $(26.8) million in the second quarter of 2012. Excluding unusual items, adjusted operating loss was $(12.5) million, compared to $(22.0) million the previous year.

During the second quarter, the Company recorded charges of $23.2 million for unusual items. These consisted primarily of store impairment and early closure expenses associated with its decision to close approximately 100 underperforming stores over the next three years, and asset impairment and SG&A expenses associated with the write-down of some development costs and obsolete systems associated with its long-term systems initiative.

Adjusted SG&A, adjusted operating income and adjusted net income are Non-GAAP measures. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

The Company opened 15 stores and closed 10, ending the second quarter with 1,116 stores.

Fiscal Year-to-Date

Net sales increased 0.8% to $805.6 million, compared to $799.3 million in the first half of the prior year. Comparable retail sales declined 3.2%.

Net loss was $(4.4) million, or $(0.19) per share, in the first half of 2013, compared to net income of $6.8 million, or $0.28 per share, the previous year. Adjusted net income was $9.9 million, or $0.43 per diluted share, compared to $13.3 million, or $0.54 per diluted share the previous year.

Gross profit decreased 1.3% to $289.4 million.

Selling, general and administrative expenses increased 0.2% to $243.4 million. Adjusted SG&A increased 0.9% to $241.2 million.

Operating loss was $(7.2) million, compared to operating income of $10.3 million in the first half of 2012. Adjusted operating income was $15.9 million, compared to $20.7 million the previous year.

Share Repurchase Program

The Company repurchased 456 thousand shares for approximately $23.6 million during the second quarter of 2013. Year-to-date, the Company repurchased 968 thousand shares for approximately $47.8 million. At the end of the quarter, $32.6 million of the $100 million share repurchase program authorized in November 2012 remained available for future share repurchases.

Outlook

The Company updated its guidance for fiscal 2013 to reflect second quarter results and now projects that adjusted earnings per diluted share will be between $3.15 and $3.28, assuming negative low-single digit comparable retail sales. This compares to its previous guidance of $3.05 to $3.20, assuming flat to slightly negative comparable retail sales.

The Company provided initial guidance for the third quarter of fiscal 2013, and is forecasting adjusted earnings per diluted share between $1.83 and $1.89, assuming flat comparable retail sales. This compares to adjusted earnings per share of $1.70 in the third quarter of 2012.

This earnings guidance assumes that currency exchange rates will remain where they are today and does not include the impact of further potential share repurchases.

Conference Call Information

The Children’s Place will host a conference call to discuss its second quarter fiscal 2013 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name. As of August 3, 2013, the Company operated 1,116 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 2, 2013. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 3,	July 28,	August 3,	July 28,
	2013	2012	2013	2012
Net sales	$382,448	$360,826	$805,612	$799,334
Cost of sales	256,266	246,121	516,162	505,984
Gross profit	126,182	114,705	289,450	293,350
Selling, general and administrative expenses	124,408	120,671	243,416	242,954
Asset impairment charges	21,766	280	21,766	1,530
Other costs (income)	61	3,062	(962)	3,896
Depreciation and amortization	15,593	17,482	32,417	34,700
Operating income (loss)	(35,646)	(26,790)	(7,187)	10,270
Interest income (expense), net	-	(30)	60	(81)
Income (loss) before taxes	(35,646)	(26,820)	(7,127)	10,189
Provision (benefit) for income taxes	(12,010)	(8,896)	(2,763)	3,379
Net income (loss)	$(23,636)	$(17,924)	$(4,364)	$6,810

Earnings (loss) per common share
Basic	$(1.05)	$(0.74)	$(0.19)	$0.28
Diluted	$(1.05)	$(0.74)	$(0.19)	$0.28

Weighted average common shares outstanding
Basic	22,514	24,249	22,779	24,392
Diluted	22,514	24,249	22,779	24,533

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 3,	February 2,	July 28,
	2013	2013*	2012
Assets:
Cash and cash equivalents	$149,675	$194,128	$158,621
Short-term investments	35,000	15,000	-
Accounts receivable	29,722	18,490	23,408
Inventories	325,695	266,976	265,708
Other current assets	52,085	50,641	54,907
Total current assets	592,177	545,235	502,644

Property and equipment, net	311,867	330,101	330,838
Other assets, net	53,937	48,074	51,878
Total assets	$957,981	$923,410	$885,360

Liabilities and Stockholders' Equity:
Accounts payable	$153,235	$87,461	$72,809
Accrued expenses and other current liabilities	123,854	104,045	94,683
Total current liabilities	277,089	191,506	167,492

Other liabilities	105,576	110,955	113,314
Total liabilities	382,665	302,461	280,806

Stockholders' equity	575,316	620,949	604,554

Total liabilities and stockholders' equity	$957,981	$923,410	$885,360

*  Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-six Weeks Ended
	August 3,	July 28,
	2013	2012

Net income	$(4,364)	$6,810
Non-cash adjustments	51,447	42,107
Working Capital	17,073	11,641
Net cash provided by operating activities	64,156	60,558

Net cash used in investing activities	(58,680)	(44,265)

Net cash used in financing activities	(46,474)	(33,891)

Effect of exchange rate changes on cash	(3,455)	(436)

Net increase (decrease) in cash and cash equivalents	(44,453)	(18,034)

Cash and cash equivalents, beginning of period	194,128	176,655

Cash and cash equivalents, end of period	$149,675	$158,621

THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 3,	July 28,	August 3,	July 28,
	2013	2012	2013	2012

Net income (loss)	$(23,636)	$(17,924)	$(4,364)	$6,810

Non-GAAP adjustments:
Expenses:
Store disposition	12,074	-	12,653	1,250
Asia Reorganization	714	-	1,067	-
DC exit costs	61	3,062	(962)	3,896
IT Impairment and Costs	10,323	-	10,323	-
Restructuring severance costs	-	-	-	1,971
Obsolete supply and fixture costs	-	164	-	883
Legal Settlement	-	1,087	-	1,087
Accelerated depreciation for Canadian store remodels	-	465	-	1,358
Aggregate impact of Non-GAAP adjustments	23,172	4,778	23,081	10,445
Income tax effect (1)	(8,971)	(1,849)	(8,851)	(3,994)
Net impact of Non-GAAP adjustments	14,201	2,929	14,230	6,451

Adjusted net income (loss)	$(9,435)	$(14,995)	$9,866	$13,261

GAAP net income (loss) per common share	$(1.05)	$(0.74)	$(0.19)	$0.28

Adjusted net income (loss) per common share	$(0.42)	$(0.62)	$0.43	$0.54

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income (loss)	$(35,646)	$(26,790)	$(7,187)	$10,270

Non-GAAP adjustments:
Expenses:
Store disposition	12,074	-	12,653	1,250
Asia Reorganization	714	-	1,067	-
DC exit costs	61	3,062	(962)	3,896
IT Impairment and Costs	10,323	-	10,323	-
Restructuring severance costs	-	-	-	1,971
Obsolete supply and fixture costs	-	164	-	883
Legal Settlement	-	1,087	-	1,087
Accelerated depreciation for Canadian store remodels	-	465	-	1,358
Aggregate impact of Non-GAAP adjustments	23,172	4,778	23,081	10,445

Adjusted operating income (loss)	$(12,474)	$(22,012)	$15,894	$20,715

Selling, general and administrative expenses	$124,408	$120,671	$243,416	$242,954

Non-GAAP adjustments:
Expenses:
Store disposition	160	-	-	-
Asia Reorganization	(672)	-	(1,012)	-
IT Costs	(1,210)	-	(1,210)	-
Restructuring severance costs	-	-	-	(1,971)
Obsolete supply and fixture costs	-	(164)	-	(883)
Legal Settlement	-	(1,087)	-	(1,087)
Aggregate impact of Non-GAAP adjustments	(1,722)	(1,251)	(2,222)	(3,941)

Adjusted Selling, general and administrative expenses	$122,686	$119,420	$241,194	$239,013

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